Exhibit 99.1

Alliqua BioMedical, Inc. Reports Third Quarter Financial Results

Revenue Growth of 236% year-over-year in Q3; Gross Margin Increases to 67%

LANGHORNE, Pa., November 5, 2015 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a provider of advanced wound care products, today announced financial results for the third quarter ended September 30, 2015.

Q3 Highlights:

•	Total revenue increased 236% year-over-year to $5.0 million. Organic revenue growth was approximately 52% year-over-year.
•	Products revenue increased 354% year-over-year to $4.5 million, of which organic product revenue growth was 78% year-over-year.
•	Gross margin was 67%, compared to 39% last year and 56% in the second quarter of 2015. Product margin revenue was approximately 80% in the quarter.
•	On September 24th, Alliqua announced that Biovance® Human Amniotic Membrane Allograft would be featured at the Fall 2015 Symposium on Advanced Wound Care (SAWC) in a poster titled "Key Factors Influencing Outcomes of Dehydrated, Decellularized Human Amniotic Membrane Allograft (DDHAM) Treated Venous Ulcers in a Real World Experience Study”.

"Third quarter results represent further validation of our growth strategy," said David Johnson, Chief Executive Officer of Alliqua. “We posted organic revenue growth of our advanced wound care products of 78% and the strong sales performance of our recently acquired MIST Therapy products drove our total revenue growth of 236% year-over-year. The strong sales performance of our advanced wound care portfolio fueled a sharp increase in our gross margin compared to last year as well."

"We have had an extremely productive year thus far in 2015; we have expanded our product offering, our sales team and the body of clinical validation supporting our advanced wound care products which gives us confidence that our Company is well positioned to execute our strategic commercial objectives going forward.”

Third Quarter 2015 Results:

Alliqua BioMedical, Inc. and Subsidiaries

Revenue Summary

	Three Months Ended				Nine Months Ended
($, Thousands)	September 30,		Increase / Decrease		September 30,		Increase / Decrease
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
Products	$4,505.8	$993.2	$3,512.6	353.7%	$8,636.9	$1,654.5	$6,982.4	422.0%
Contract Manufacturing	508.0	500.6	7.4	1.5%	1,626.9	1,467.3	159.6	10.9%
Revenue, net	$5,013.8	$1,493.8	$3,520.0	235.6%	$10,263.8	$3,121.8	$7,142.0	228.8%

Total revenue for the third quarter of 2015 increased $3.5 million, or 236% year-over-year, to $5.0 million. Organic revenue growth was approximately 52% year over year. Sales of the Company’s products – including hydrogels, sorbion, Biovance, TheraBond and MIST Therapy® increased $3.5 million, or 354%, year-over-year, of which organic product growth revenue was 78% year-over-year. Revenue from MIST Therapy, acquired from Celleration on May 29th 2015, was approximately $2.7 million in the third quarter of 2015.

Gross profit for the third quarter of 2015 was $3.4 million, or 67% of sales, compared to a gross profit of $578 thousand, or 39% of sales, during the same period last year. The increase in gross margin was driven by product sales comprising a greater portion of our revenue, which command a higher gross margin than contract sales. Gross margin on our product sales was approximately 80% in the third quarter of fiscal year 2015.

Total operating expenses for the third quarter of 2015 increased $5.4 million, or 95% year-over-year, to $11.2 million. The increase in operating expenses in the third quarter of 2015 was driven primarily by our acquisition of Celleration, which resulted in an increase in compensation expense largely in the sales, marketing and reimbursement areas and change in the fair value of contingent consideration.

Loss from operations for the third quarter of 2015 was $7.8 million, compared to a loss of $5.2 million for the same period last year. Net loss for the third quarter of 2015 was $7.1 million, or ($0.26) per diluted share, compared to a net loss of $5.1 million, or ($0.33) per diluted share, last year.

Non-GAAP net loss for the third quarter of 2015 was $4.7 million, or ($0.18) per diluted share, compared to a non-GAAP net loss of $2.8 million, or ($0.18) per diluted share, last year. The Company defines non-GAAP net loss as its reported net loss (GAAP) excluding income tax expense (benefit), stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, intangible asset amortization, change in fair value of contingent consideration and change in value of warrant liability.

For the nine months ended September 30, 2015 revenues increased $7.1 million, or 229%, to $10.3 million from $3.1 million for the nine months ended September 30, 2014. Net losses for the nine month periods of 2015 and 2014 were $21.8 million, or ($1.00) per diluted share, and $20.1 million, or ($1.41) per diluted share, respectively. Non-GAAP net loss for the nine months of 2015 was $12.5 million, or ($0.58) per diluted share, compared to a non-GAAP net loss of $9.8 million, or ($0.68) per diluted share last year.

As of September 30, 2015, the Company had $30.7 million in cash and cash equivalents, compared to $16.8 million at December 31, 2014. The increase was largely attributable to net proceeds from the issuance of common stock of $32.2 million and net proceeds from long-term debt of $14.2 million, offset by cash used in operating activities of $17.2 million and $14.9 million used to fund the acquisition of Celleration during the nine months ended September 30, 2015. Net cash flow used in operating activities included approximately $4.0 million of expenses and other obligations related to the Company’s acquisition of Celleration during the nine months ended September 30, 2015.

Biovance Reimbursement Update:

The Centers for Medicare & Medicaid Services (CMS) released the Calendar Year 2016 Hospital Outpatient Prospective Payment System (OPPS) on October 30, 2015.  Despite exceeding the relevant cost thresholds and CMS’s original proposal to assign Biovance (HCPCS code Q4154) to the high-cost skin substitute category, the OPPS final rule assigned Biovance as a low-cost skin substitute for CY 2016.

The Company believed that this was a misclassification and immediately engaged in discussion with CMS. Importantly, CMS has since confirmed that Biovance was indeed misclassified. CMS has confirmed that this issue will be corrected through the comprehensive Change Request (CR) published by CMS prior to the new OPPS rates taking effect in 2016 and that the reassignment of Biovance to the high-cost category will be effective on January 1, 2016.

Fiscal Year 2015 Revenue Outlook:

For the fiscal year ending December 31, 2015, the Company expects total revenue of $15 million to $16 million, compared to the Company’s previous revenue expectation in the range of $16.3 million to $18.8 million. The decrease in guidance is primarily driven by lower than expected sales of Biovance, offset partially by higher than expected sales of MIST Therapy and contract manufacturing revenue.

The Company’s revenue guidance includes the contributions from the acquisition of MIST Therapy from Celleration, in a range of $6.3 million to $6.5 million, compared to the Company’s previous revenue expectation for MIST Therapy in a range of $5.3 to $5.8 million.

Conference Call

The Company will host a teleconference at 8:00 a.m. Eastern Time on November 5th to discuss the results of the quarter, and to host a question and answer session. Those interested in participating on the call may dial 888-395-3227 (719-457-2697 for international callers) and provide access code 107712 approximately 10 minutes prior to the start time. A live webcast of the call will be made available on the investor relations section of the Company's website at http://ir.alliqua.com.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 107712. The webcast will be archived on the investor relations section of Alliqua’s website.

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions, committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of dressings for wound care under the SilverSeal® and Hydress® brands, as well as the sorbion sachet S® and sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. The Company's Mist Therapy System® uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. Alliqua also markets the human biologic wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. Alliqua's electron beam production process, located at its 16,500 square foot Good Manufacturing Practice (GMP) manufacturing facility, allows Alliqua to custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. The Company has locations in Langhorne, PA and Eden Prairie, MN.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$30,731,728	$16,770,879
Accounts receivable, net	2,389,411	968,616
Inventory, net	3,478,955	1,411,748
Prepaid expenses and other current assets	934,824	477,824
Total current assets	37,534,918	19,629,067
Improvements and equipment, net	1,784,563	1,434,027
Intangible assets, net	34,783,056	4,387,293
Goodwill	20,798,933	4,100,295
Other assets	172,868	173,042
Total assets	$95,074,338	$29,723,724

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,843,448	$1,757,742
Accrued expenses and other current liabilities	3,121,172	2,067,859
Contingent consideration, current	5,751,688	-
Warrant liability	1,567,364	304,223
Total current liabilities	13,283,672	4,129,824
Long-term debt, net	11,887,283	-
Contingent consideration, long-term	13,707,642	2,931,598
Deferred tax liability	1,513,665	67,000
Other long-term liabilities	77,818	84,071
Total liabilities	40,470,080	7,212,493

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 45,714,286 shares authorized; 27,668,913 and 16,202,689 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	27,669	16,203
Additional paid-in capital	146,403,295	92,537,742
Accumulated deficit	(91,826,706)	(70,042,714)
Total stockholders' equity	54,604,258	22,511,231
Total liabilities and stockholders' equity	$95,074,338	$29,723,724

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenue, net of returns, allowances and discounts	$5,013,835	$1,493,840	$10,263,789	$3,121,863

Cost of revenues	1,661,045	915,811	4,241,711	2,384,225

Gross profit	3,352,790	578,029	6,022,078	737,638

Operating expenses
Selling, general and administrative*	10,375,987	5,480,380	25,307,906	20,083,015
Research and product development	192,243	-	492,677	-
Acquisition-related	15,000	61,330	2,875,586	546,970
Change in fair value of contingent consideration liability	585,141	194,034	957,732	194,034
Total operating expenses	11,168,371	5,735,744	29,633,901	20,824,019

Loss from operations	(7,815,581)	(5,157,715)	(23,611,823)	(20,086,381)

Other (expense) income
Interest expense	(667,010)	-	(900,049)	(384)
Interest income	12,514	8,779	31,704	22,755
Change in value of warrant liability	1,466,208	48,993	1,388,071	(19,324)
Total other income	811,712	57,772	519,726	3,047

Net loss before income tax	(7,003,869)	(5,099,943)	(23,092,097)	(20,083,334)

Income tax (expense) benefit	(128,795)	(3,500)	1,308,105	(10,500)

Net loss	$(7,132,664)	$(5,103,443)	$(21,783,992)	$(20,093,834)

Basic and diluted net loss per common share	$(0.26)	$(0.33)	$(1.00)	$(1.41)

Weighted average shares used in computing basic and diluted net loss per common share	26,930,880	15,666,697	21,742,504	14,269,239

* Inclusive of stock-based compensation of $2,166,108 and $6,307,252 for the three and nine month periods ended September 30, 2015 and $1,779,134 and $8,875,080 for the three and nine month periods ended September 30, 2014

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2015	2014
Operating Activities
Net loss	$(21,783,992)	$(20,093,834)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,847,742	769,128
Amortization of deferred lease incentive	(6,253)	(6,253)
Deferred income tax (benefit) expense	(1,308,105)	10,500
Provision for doubtful accounts	66,248	-
Provision for inventory obsolescence	11,626	(65,493)
Stock-based compensation expense	6,580,379	8,822,925
Amortization of debt issuance and discount costs	326,118	-
Stock issued for services rendered	-	195,339
Change in value of warrant liability	(1,388,071)	19,324
Fair value adjustment of contingent consideration liability	957,732	194,034
Changes in operating assets and liabilities:
Accounts receivable	(610,453)	(547,206)
Inventory	(1,737,690)	(135,219)
Prepaid expenses and other current assets	(250,078)	(223,602)
Accounts payable	777,091	281,642
Accrued expenses and other current liabilities	(644,600)	599,209
Net Cash Used in Operating Activities	(17,162,306)	(10,179,506)

Investing Activities
Payment for distribution rights	-	(300,000)
Purchase of improvements and equipment	(230,549)	(6,596)
Acquisition of business, net of cash acquired	(14,947,813)	(1,999,526)
Net Cash Used in Investing Activities	(15,178,362)	(2,306,122)

Financing Activities
Net proceeds from issuance of common stock	32,196,540	14,372,503
Net proceeds from long-term debt	14,243,875	-
Proceeds from the exercise of stock options	332,271	1,243,867
Proceeds from the exercise of warrants	-	5,225,587
Payment of withholding taxes related to stock-based employee compensation	(471,169)	(569,285)
Net Cash Provided by Financing Activities	46,301,517	20,272,672

Net Increase in Cash and Cash Equivalents	13,960,849	7,787,044

Cash and Cash Equivalents - Beginning of period	16,770,879	12,100,544

Cash and Cash Equivalents - End of period	$30,731,728	$19,887,588

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: non-GAAP net loss, and non-GAAP net loss per share. The Company defines non-GAAP net loss as its reported net loss (GAAP) excluding income tax expense (benefit), stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, intangible asset amortization, change in fair value of contingent consideration and change in value of warrant liability.

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP results

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(U.S. dollars in thousands)	2015	2014	2015	2014

Table of Reconciliation from GAAP Net Loss to Non-GAAP Net Loss
GAAP Net Loss	$(7,133)	$(5,103)	$(21,784)	$(20,094)
Stock-based compensation	2,257	1,842	6,580	9,018
Acquisition related expenses	15	61	2,876	547
Intangible asset amortization	890	233	1,557	530
Change in fair value of contingent consideration	585	194	958	194
Change in value of warrant liability	(1,466)	(49)	(1,388)	19
Income tax expense (benefit)	129	4	(1,308)	11
Non-GAAP Net Loss	$(4,723)	$(2,818)	$(12,509)	$(9,775)

Table Comparing GAAP Diluted Net Loss Per Common Share to Non-GAAP Diluted Net Loss Per Common Share
GAAP diluted net loss per common share	$(0.26)	$(0.33)	$(1.00)	$(1.41)
Non-GAAP diluted net loss per common share	$(0.18)	$(0.18)	$(0.58)	$(0.68)
Shares used in computing GAAP & Non-GAAP diluted net loss per common share	26,930,880	15,666,697	21,742,500	14,269,239

Investor Relations:

Westwicke Partners on behalf of Alliqua BioMedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com